Exhibit 10(a)

Paramount Global

[_] Terms and Conditions to the Performance Share Units
Granted under the ViacomCBS Inc. 2009 Long-Term Incentive Plan

ARTICLE I
TERMS OF PERFORMANCE SHARE UNITS
Section 1.1Grant of Performance Share Units. Paramount Global, a Delaware corporation (f/k/a ViacomCBS Inc., the “Company”), has awarded the Participant Performance Share Units (the “Performance Share Units” or “PSUs”) under the ViacomCBS Inc. 2009 Long-Term Incentive Plan, as amended from time to time (the “Plan”). The PSUs have been awarded to the Participant subject to the terms and conditions contained in (A) the certificate for the grant of PSUs, dated [__], that was previously delivered to the Participant (the “Performance Share Units Certificate” or the “Certificate”), (B) the terms and conditions contained herein and (C) the Plan, the terms of which are hereby incorporated by reference (the items listed in (A), (B), and (C), collectively, the “Terms and Conditions”). A copy of the Plan and the Prospectus dated [__] has been or will be made available to the Participant on the Morgan Stanley (or its successor’s) website or has been attached hereto.
Capitalized terms that are not otherwise defined herein have the meanings assigned to them in the Terms and Conditions. Performance Share Units are notional units of measurement and represent the right to receive a number of shares of the Class B Common Stock based on the Company’s performance against specific pre-determined goals.
Section 1.2Terms of Performance Share Units.
(a)    PSUs shall be tied to the achievement of relative total shareholder return or “Relative TSR”, as defined herein, measured over a three-year Performance Period commencing on [__] and ending [__], with the number of PSUs earned and underlying Shares delivered following the Determination Date based on the percentile rank of the Company’s TSR relative to the TSR of each other entity in the Reference Group, and determined according to the following schedule:

Award Schedule
•If the Company achieves less than the 25th percentile Relative TSR, the PSUs will be forfeited
•If the Company achieves the 25th percentile Relative TSR, the number of Shares to be delivered under the award will be 80% of the Target Award
•If the Company achieves the 50th percentile Relative TSR, the number of Shares to be delivered under the award will be 100% of the Target Award
•If Company achieves the 75th percentile Relative TSR or greater, the number of Shares to be delivered under the award will be 120% of the Target Award

For Paramount Global Relative TSR achievement at an intermediate point between the 25th and 50th percentile, or between the 50th percentile and the 75th percentile, the number of Shares to be delivered will be interpolated between the respective percentages of Target Award at each of the percentiles. For example, if the Company were to achieve the 60th percentile Relative TSR, 108% of the Target Award would be delivered pursuant to this Section 1.2(a). Fractional Shares shall be rounded up to the nearest whole share.

For purposes of determining the Company’s percentile rank, (i) any entity that filed for bankruptcy protection under the United States Bankruptcy Code during the Performance Period shall be assigned the lowest order of any entity in the Reference Group, and (ii) any entity that is acquired during the Performance Period, or otherwise no longer listed on a national securities exchange at the end of the Performance Period, shall be excluded from the Reference Group.

Except as otherwise provided herein, the PSUs earned shall vest on the Determination Date, subject to the Participant’s continuous Service with the Company from the Date of Grant through the Determination Date. Any PSUs applicable to the Performance Target(s) and Performance Period that are no longer eligible to vest (due to the failure to achieve the applicable Performance Target achievement level(s)) shall immediately be forfeited and cancelled on the Determination Date, and the Participant shall not be entitled to any compensation or other amount with respect thereto.

(b)Settlement and Delivery of Shares. Shares delivered in settlement of the Performance Share Units will be delivered to the Participant (or, in the case of the Participant’s death, to the person or persons who acquired the right to receive such shares by will, the laws of descent and distribution, or beneficiary designation), net of any shares withheld for Tax-Related Items pursuant to Section 4.2, as soon as administratively practicable following the Determination Date and the Committee’s certification as to the Company’s Relative TSR performance for the Performance Period; provided, however, that in no event shall settlement occur later than March 15th of the calendar year following the Determination Date. The Company will settle vested PSUs by delivering the corresponding number of shares of Class B Common Stock (subject to withholding to satisfy Tax-Related Items) to the Participant's stock plan account maintained with Morgan Stanley (or its successor as service provider to the Company's equity compensation plans). Following settlement, the Participant may direct Morgan Stanley (or its successor) to sell some or all of such shares, may leave such shares in such stock plan account or may transfer them to an account that the Participant maintains with a bank or broker by following the instructions made available to the Participant by the Company or on behalf of the Company by Morgan Stanley or its successor, as applicable. To the extent such shares are automatically swept from the Participant’s Morgan Stanley stock plan account to a companion brokerage account maintained by an affiliate of Morgan Stanley, references to Morgan Stanley in the immediately preceding sentence shall include such Morgan Stanley affiliate that maintains the companion brokerage account.
(c)Dividend Equivalents. If the Company pays regular cash dividends on Class B Common Stock, Dividend Equivalents shall accrue on the PSUs until the PSUs are settled. The Company will credit such Dividend Equivalents when it pays the corresponding dividend on the Class B Common Stock. Accrued Dividend Equivalents will be subject to the same earning and forfeiture conditions as the underlying PSUs on which the Dividend Equivalents were accrued. Accrued Dividend Equivalents that have been credited to the Participant’s account shall be paid in cash (reduced by amounts necessary to satisfy the Tax Related Items) through payroll in a lump sum as soon as administratively practicable after the date the PSUs on which the Dividend Equivalents accrued are settled; provided, however, if PSUs are scheduled to be settled between a dividend record date and a dividend payment date, the Dividend Equivalents payable with respect to the PSUs on account of such dividend will be paid in a lump sum based on the dividend payment date. Notwithstanding the foregoing, in no event shall Dividend Equivalents be paid later than March 15th of the calendar year following the calendar year in which the PSUs are earned.
The decision to pay a dividend and, if so, the amount of any such dividend, is determined by the Company in its sole discretion.  Accrued Dividend Equivalents will not be paid with respect to any PSUs that are cancelled. Dividend Equivalents will not be credited with any interest or other return between the date they accrue and the date they are paid to the Participant.
(d)Termination of Employment.
(1)If, at the time of a Participant’s Termination of Employment, the Participant is a party to an employment agreement with the Company or one of its

Subsidiaries or is covered by a written severance arrangement for the benefit of Company employees, in either case that contains provisions different from those set forth in Section 1.2(d)(2) below, then such different provisions will control so long as they are in effect and applicable to the Participant at the time of the Participant’s Termination of Employment. Further, if any such written arrangement should provide for accelerated vesting of outstanding PSUs, then unless otherwise provided in the terms of such arrangement, such PSUs shall be deemed earned at the Target Award and settled as soon as administratively practicable following the Participant’s termination date (without requirement by the Committee to certify performance), but in no event later than March 15th of the calendar year following the Participant’s termination date. In the event that any such provision would cause the PSUs to be subject to the requirements of Section 409A, the vesting and settlement of the PSUs shall also comply with Section 4.6 hereof.
(2)Otherwise, in the event that the Participant incurs a Termination of Employment:
(A)due to the Participant’s death or Permanent Disability:
1)prior to the Determination Date, then the Target Award (and all unvested Dividend Equivalents accrued thereon) will be deemed earned, certification by the Committee with respect to such PSUs shall not be required, and such PSUs will be settled as soon as administratively practicable following the Participant’s termination date, but in no event later than March 15th of the calendar year following the Participant’s termination date. Any PSUs in excess of the Target Award will be cancelled immediately; and
2)after the Determination Date and prior to settlement of the PSUs, the number of shares of Class B Common Stock that the Participant will receive will be the Shares determined in accordance with Section 1.2(a) and such Shares and any Dividend Equivalents accrued on the underlying PSUs will be delivered in accordance with Section 1.2(b) and Section 1.2(c), respectively.
(B)for any reason other than due to the Participant’s death or Permanent Disability, then, unless otherwise determined by the Committee, the Participant shall forfeit all unearned PSUs (and all unearned Dividend Equivalents accrued thereon) as of the date of such Termination of Employment. Any PSUs that have been earned as of the date of Termination of Employment will be settled in accordance with Section 1.2(b).
ARTICLE II
EFFECT OF CERTAIN CORPORATE CHANGES
In the event of a merger, consolidation, stock split, reverse stock split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off, split-off, or recapitalization that changes the character, value, or amount of the Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Committee shall make such adjustments, if any, to the number and kind of securities subject to the Performance Share Units, as it deems appropriate. The Committee may, in its sole discretion, also make such other adjustments as it deems appropriate in order to preserve the benefits or potential benefits intended to be made available hereunder. Such determinations by the Committee shall be conclusive and binding on all persons for all purposes.
ARTICLE III
DEFINITIONS
As used herein, the following terms shall have the following meanings:
(a)“Board” shall mean the Board of Directors of the Company.
(b)“Certificate” shall have the meaning set forth in Section 1.1 hereof.
(c)“Class B Common Stock” shall mean shares of Class B Common Stock, par value $0.001 per share, of the Company.
(d)“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, including any successor law thereto and the rules, regulations and guidance promulgated thereunder.
(e)“Committee” shall mean the Compensation Committee of the Board (or such other committee(s) as may be appointed or designated by the Board to administer the Plan).
(f)“Company” shall mean Paramount Global, a Delaware corporation, or any successor.
(g)“Date of Grant” shall mean the grant date set forth on the Certificate.
(h)“Determination Date” means the last calendar day of the Performance Period.
(i)“Dividend Equivalent” shall mean an amount in cash equal to the regular cash dividend, if any, that would have been paid on the number of shares of Class B Common Stock underlying the PSUs.
(j)“Fair Market Value” of a share of Class B Common Stock on a given date shall be, unless otherwise determined by the Committee, the closing price on such date on the NASDAQ Global Select Market or, if different, the principal stock exchange on which the Class B Common Stock is then listed, as reported by any authoritative source selected by the Company in its discretion. If such date is not a business day on which the Fair Market Value can be determined, then the Fair Market Value shall be determined as of the last preceding business day on which the Fair Market Value can be determined.
(k)“Good Reason” has the meaning assigned to such term in the Participant’s employment agreement with the Company or a Subsidiary as then in effect, if any.

(l)“Participant” shall mean the employee named in the Certificate.
(m)“Performance Share Units” shall mean notional units of measurement representing the contractual right granted to the Participant to receive shares of Class B Common Stock pursuant to this Award, subject to these Terms and Conditions.
(n)“Permanent Disability” shall have the same meaning as such term or a similar term has under the long-term disability plan or policy maintained by the Company or a Subsidiary under which the Participant has coverage and which is in effect on the date of the onset of the Participant's disability; provided, however, that if the Participant is not covered by a long-term disability plan or policy, then "Permanent Disability" shall have the meaning set forth in Section 22(e) of the Code.
(o)“Plan” shall mean the ViacomCBS Inc. 2009 Long-Term Incentive Plan, as may be amended from time to time.
(p)“Reference Group” means, in addition to the Company, the following companies:

•[Alphabet Inc. (NASDAQ: GOOGL)	•Netflix, Inc.
•Altice USA, Inc.	•Nextstar Media Group, Inc.
•AMC Networks Inc.	•Omincom Group Inc.
•Cable One, Inc.	•Pinterest, Inc.
•Charter Communications, Inc.	•Roku, Inc.
•CineMark Holdings, Inc.	•Sinclair Broadcast Group, Inc.
•Clear Channel Outdoor Holdings, Inc.	•Sirius XM Holdings Inc.
•Comcast Corporation	•Snap Inc.
•EchoStar Corporation	•Spotify Technology S.A.
•Fox Corporation (NASDAQ: FOXA)	•TEGNA Inc.
•Gray Television, Inc. (NYSE: GTN)	•The E.W. Scripps Company
•iHeartMedia, Inc.	•The Interpublic Group of Companies, Inc.
•IMAX Corporation	•The Trade Desk, Inc.
•Liberty Global plc (NASDAQ: LBTY.K)	•The Walt Disney Company
•Lions Gate Entertainment Corp. (NYSE: LGF.A)	•TKO Group Holdings, Inc.
•Meta Platforms, Inc.	•Warner Bros. Discovery, Inc.]
(q)“Relative TSR” means for the Class B Common Stock and for the common stock of each company in the Reference Group, the percentage change in value (positive or negative) over the Performance Period as measured by dividing (i) the sum of (A) each company’s cumulative value of dividends and other distributions in respect of its common stock for the Performance Period, assuming dividend reinvestment, and (B) the difference (positive or negative) between each company’s common stock price on the first and last day of the Performance Period (calculated on the basis of the average closing prices over the 20-day trading period starting on the first day of the Performance Period and the average closing prices over the 20-day trading period immediately prior to and including the Determination Date, in each case, as reported by Bloomberg L.P. (or such other reporting service that the Committee may designate from time to time)); by (ii) the common stock price on the first day of the Performance Period, calculated on the basis described above. Appropriate and equitable adjustments will be made to account for stock splits and reverse stock splits. Relative TSR will be determined by the Committee in a manner consistent with this definition. For purposes of computing Relative TSR, if a company has more than one class of common stock outstanding, then only the class for which the ticker symbol is set forth in the Reference Group definition herein shall be taken into account.
(r)“Shares” means the number of shares of Class B Common Stock delivered following the Determination Date based on the Award Schedule and other provisions set forth in Section 1.2 hereof.
(s)“Section 409A” shall mean Section 409A of the Code and the rules, regulations and guidance promulgated thereunder from time to time.
(t)“Subsidiary” shall mean a corporation or other entity with respect to which the Company owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable voting power), provided that the Committee may also designate any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest corresponding to less than 50% of such voting power as a Subsidiary for purposes of the Plan.
(u)“Target Award” means the target number of shares, subject to the Company’s Relative TSR performance, reflected in the Certificate.
(v)“Tax-Related Items” means any federal, national, provincial, state, and/or local tax liability (including, but not limited to, income tax, social insurance contributions, payment on account, employment tax obligations, stamp taxes, and any other taxes) that may be due or required by law to be withheld, and/or any employer tax liability shifted to a Participant.
(w)“Termination of Employment” shall mean, for purposes of the PSUs, when a Participant is no longer an employee of the Company or any of its Subsidiaries for any reason, including, without limitation, a reduction in force, a sale or divestiture or shut-down of the business for which the Participant works, the Participant's voluntary resignation; the Participant’s resignation with Good Reason (provided such right to resign for Good Reason applies to the Participant through their employment agreement); the Participant's termination with or without cause; or the Participant's retirement, death or Permanent Disability. Also, unless the Committee determines otherwise, the employment of a Participant who works for a Subsidiary shall terminate, for purposes of the PSUs, on the date on which the Participant's employing company ceases to be a Subsidiary. Further, unless the Committee determines or a Participant’s employment agreement provides otherwise, a Participant’s resignation in connection with the Participant’s acceptance of an offer of employment with the purchaser in a sale of the Participant’s employing company’s assets will be a “voluntary resignation.”

ARTICLE IV
MISCELLANEOUS
Section 4.1No Rights to Awards or Continued Employment. None of the Certificate, the Plan, these terms and conditions, or any action taken in accordance with such documents shall confer upon the Participant any right to be employed by or to continue in the employment of the Company or any Subsidiary, or to be entitled to any remuneration or benefits not set forth in the Plan or the Terms and Conditions, including the right to receive any future awards under the Plan or any other plan of the Company or any Subsidiary or interfere with or limit the right of the Company or any Subsidiary to modify the terms of or terminate the Participant’s employment at any time for any reason. This Award is conditioned on the Participant remaining, on the Grant Date, (i) a paid employee or (ii) an employee on unpaid leave under the Family Medical Leave Act (or its local law equivalent in the Participant’s state and/or country of residence and/or employment, if different, in each case, “Protected Leave”). Subject to applicable law, the Company reserves the right to cancel or otherwise nullify an Award to a Participant who was on unpaid leave on the Grant Date that was not Protected Leave or otherwise related to the Participant’s status as a member of a protected class or person with a protected characteristic, in each case, under applicable law in the Participant’s country of residence and/or employment, if different.
Section 4.2Taxes. The Company or a Subsidiary, as appropriate, shall be entitled to deduct and withhold from any PSUs that vest and from any payment (including payment of accrued Dividend Equivalents) made with respect to the PSUs or otherwise under the Plan to the Participant, a Participant’s estate or any permitted transferee or beneficiary an amount sufficient to satisfy any Tax-Related Items. The amount sufficient to satisfy the Tax-Related Items with respect to the vesting of PSUs shall be calculated by valuing the shares of Class B Common Stock on the date of vesting or such other date as determined by the Committee, in its sole discretion. Further, any shares of Class B Common Stock that are retained to satisfy the Tax-Related Items shall be valued based on the Fair Market Value on the date that the amount sufficient to satisfy the Tax-Related Items is to be determined in accordance with the foregoing sentence.
In order to satisfy such Tax-Related Items, the Company may, in its discretion and subject to such conditions as it may determine, direct or permit, as a condition of the settlement of the PSUs, payment of the Dividend Equivalents, or delivery of any shares of Class B Common Stock, that such Tax-Related Items be satisfied by (i) withholding shares of Class B Common Stock (or in the case of Dividend Equivalents, cash) subject to the applicable PSUs; (ii) selling a portion of the shares of Class B Common Stock subject to the applicable PSUs and using the proceeds of such sale to satisfy the applicable Tax-Related Items; (iii) payment by the Participant of an additional cash amount equal to the amount of such Tax-Related Items; (iv) delivery of Class B Common Stock already owned by the Participant having a Fair Market Value equal to the amount of such Tax-Related Items; or (v) any other means available under applicable law and the Plan that the Company, in its sole discretion, determines to be appropriate in order to satisfy the Tax-Related Items.
As a condition to receiving this grant of PSUs, the Participant has agreed to take, or to allow the Company to take, in its discretion, the foregoing actions to satisfy such Tax Related Items.

Section 4.3.Stockholder Rights: Unsecured Creditor Status. The grant of PSUs under the Terms and Conditions shall not entitle the Participant, the Participant’s estate, or any permitted transferee or beneficiary to any rights of a holder of shares of Class B Common Stock, unless, and only when, the Participant, the Participant's estate, or any permitted transferee or beneficiary, as applicable, is registered on the books and records of the Company as a stockholder with respect to the shares of Class B Common Stock underlying the PSUs (or where the shares are permitted to be held in “street” name by a broker designated by the Participant (or the Participant’s estate, permitted transferee or beneficiary, as applicable) until such broker has been so registered), and shares are delivered to such party upon settlement of the PSUs or payment of the Dividend Equivalents. Unless otherwise determined by the Committee in its discretion or as specified herein, no adjustment shall be made for dividends or distributions or other rights in respect of any shares of Class B Common Stock for which the record date is prior to the date on which the Participant, a Participant’s estate, or any permitted transferee or beneficiary (or broker of any of the foregoing, if applicable) shall become the registered or beneficial holder of such shares of Class B Common Stock. PSUs constitute unsecured and unfunded obligations of the Company. As a holder of PSUs, the Participant shall have only the rights of a general unsecured creditor of the Company.
Section 4.4No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan, the Certificate (nor the terms set forth herein) shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Class B Common Stock or the rights thereof or which are convertible into or exchangeable for Class B Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
Section 4.5No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the Plan, or his or her acquisition or sale of the shares of Class B Common Stock underlying the PSUs. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action in relation thereto.
Section 4.6Section 409A. The intent of the Company is that payments and distributions under these Terms and Conditions comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, these Terms and Conditions shall be interpreted to be in compliance therewith. If any provision of the Certificate (or set forth herein) contravenes any regulations or Treasury guidance promulgated under Section 409A or could cause the Participant to be required to recognize income for United States federal income tax purposes with respect to any PSUs before such PSUs are settled or to be subject to any additional tax or interest under Section 409A, such provision may be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without the imposition of any additional tax or interest under Section 409A. Moreover, any discretionary authority that the Board or the Committee may have pursuant to the

Certificate shall not be applicable to PSUs that are subject to Section 409A to the extent such discretionary authority will contravene Section 409A.
Notwithstanding anything herein to the contrary, if the Participant is deemed on the date of his or her "separation from service" (as determined by the Company pursuant to Section 409A) to be one of the Company's "specified employees" (as determined by the Company pursuant to Section 409A), then any portion of any of the Participant's PSUs that constitutes deferred compensation within the meaning of Section 409A and is payable or distributable upon the Participant's separation from service shall not be made or provided prior to the earlier of (i) the six-month anniversary of the date of the Participant's separation from service or (ii) the date of Participant's death (the "Delay Period"). All payments and distributions delayed pursuant to this Section 4.6 shall be paid or distributed to the Participant within thirty days following the end of the Delay Period, subject to the satisfaction of any Tax-Related Items, and any remaining payments and distributions due thereafter under these Terms and Conditions shall be paid or distributed in accordance with the dates specified for them herein. In no event shall the Company or any of its Subsidiaries be liable for any tax, interest or penalties that may be imposed on the Participant with respect to Section 409A.
Section 4.7Amendment. The Committee shall have broad authority to amend the Terms and Conditions without approval of the Participant to the extent necessary or desirable (a) to comply with, or take into account changes in, applicable tax laws, securities laws, accounting rules and other applicable laws, rules and regulations or (b) to ensure that the Participant is not required to recognize income for United States federal income tax purposes with respect to any PSUs before such PSUs are settled and is not subject to additional tax or interest under Section 409A with respect to any PSUs. The Committee shall not be obligated to make any such amendment, however, and neither the Committee nor the Company makes any representation or guarantee that the PSUs will not be subject to additional tax or interest under Section 409A.
Section 4.8Interpretation. In the event of any conflict between the provisions of the Certificate or these terms and conditions (including the definitions set forth herein) and those of the Plan, the provisions of the Plan will control. Additionally, in the event of a conflict or ambiguity between the provisions of the Terms and Conditions and the provisions of any employment agreement that is in effect and applicable to the Participant with respect to the PSUs, the provisions of such employment agreement shall be deemed controlling to the extent such provisions are consistent with the provisions of the Plan and are more favorable to the Participant than the provisions of the Certificate and these terms and conditions.
Section 4.9Breach of Covenants. In the event that (i) the Participant is party to an employment agreement or other agreement with the Company or one of its Subsidiaries containing restrictive covenants relating to non-competition, no solicitation of employees, confidential information or proprietary property, and (ii) the Committee makes a good faith determination at any time that the Participant committed a material breach of any such restrictive covenants during the Participant’s employment or the one-year period after termination of the Participant’s employment with the Company or a Subsidiary for any reason, then (x) the Participant shall be required to return to the Company all Shares received by him or her as a result of the vesting of the PSUs during the one year period prior to such breach or any time after such breach occurs, and the cash payment of related accrued Dividend Equivalents; provided, however, to the extent that any such Shares within the one-year period prior to such breach were sold by the Participant, the Participant shall remit to the Company any proceeds realized on the sale of such Shares, whether such sale occurred during the one year period prior to such breach or any time after such breach occurs, and (y) notwithstanding any provision of the Terms and Conditions or any other agreement between the Company and the Participant, including any agreement referenced in Section 1.2(d) hereof, under no circumstances will any unvested PSUs vest following the Committee's determination that Participant has committed a material breach.
Section 4.10Entire Agreement. Except to the extent provided in a valid and binding employment agreement or severance agreement, the Terms and Conditions constitute the entire understanding and agreement between the Company and the Participant with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Company and the Participant with respect hereto. The express terms of the Terms and Conditions control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
Section 4.11Governmental Regulations. The PSUs shall be subject to all applicable rules and regulations of governmental or other authorities.
Section 4.12Repayment / Forfeiture. Any benefits the Participant may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules, regulations and/or listing standards of the U.S. Securities and Exchange Commission and of the national securities exchange on which the Company is then listed adopted in accordance therewith, (ii) similar rules under the laws of any other jurisdiction and (iii) the Paramount Global Clawback Policy and any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to the Participant.
Section 4.13Headings. The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this document.
Section 4.14Electronic Delivery and Acceptance. The Company may, in its sole discretion, deliver any documents related to Awards granted under the Plan and participation in the Plan, or future Awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line, electronic and/or voice activated system established and maintained by the Company or a third party designated by the Company. Further, unless the Participant declines an Award by written notice to the Company no later than 30 days following the grant date or such other date that may be communicated by the Company, the Company will automatically accept the Award, subject to all terms and conditions set forth in these Terms and Conditions, the Certificate and the

Plan, on the Participant’s behalf.  If the Participant properly declines the Award, the Award will be cancelled and the Participant will not be entitled to any benefits from the Award nor any compensation or benefits in lieu of the cancelled Award.
Section 4.15Severability. The provisions of this document are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.
Section 4.16Governing Law and Venue. These terms and conditions and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of law provisions. For purposes of litigating any dispute that arises under this PSU grant or these Terms and Conditions, the parties hereby submit and consent to the exclusive jurisdiction of the State of New York, agree that such litigation shall be conducted exclusively in the courts of New York, New York, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.
Section 4.17Waiver. The Participant acknowledges that a waiver by the Company of breach of the Terms and Conditions shall not operate or be construed as a waiver of any other provision of the Terms and Conditions, or of any subsequent breach by the Participant or any other Participant.
Section 4.18Stock Plan Accounts. If the Participant is a Plan participant in the United States, the Company shall be entitled to access the information contained in the Participant’s individual stock plan account maintained by the applicable plan administrator; provided, however, that the Company may not disclose individual account information to third parties (other than the plan administrator), unless required by applicable law.
Section 4.19Restriction on Transfer. The rights of the Participant with respect to the PSUs (including any Dividend Equivalents associated with such PSUs) shall not be transferable, except by will, the laws of descent and distribution, or beneficiary designation (if permitted); provided, however, that the Committee may permit other transferability, subject to any conditions and limitations that it may, in its sole discretion, impose.
Section 4.20     Appendix. Notwithstanding any provisions of the Terms and Conditions to the contrary, the PSUs and any shares of Class B Common Stock acquired at vesting shall be subject to any special terms and conditions for the Participant's country of residence (and/or country of employment, if different) set forth in an appendix to the Terms and Conditions (the “Appendix”). Further, if the Participant transfers residence and/or employment to another country reflected in the Appendix, then, at the time of transfer, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the PSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). In all circumstances, any applicable Appendix provisions shall constitute part of the Terms and Conditions.

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The Participant will be deemed to have agreed to all Terms and Conditions (as set forth in the Certificate, this document, and the Plan), unless the Participant provides the Company with a written notice of rejection within 30 days of receipt of the Terms and Conditions. Any such notice may be addressed to the Company at the following email address: stockplanadministrator@paramount.com. If a Participant properly declines the Award, the Award will be cancelled and such Participant will not be entitled to any benefits from the Award or any compensation or benefits in lieu of the cancelled Award.
If there is a discrepancy between any information set forth on the Paramount Stock Plans webpage and the official records maintained by the Company, the official records will prevail.

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